T. ROWE PRICE NEW INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

INCREASING AND CLASSIFYING AUTHORIZED STOCK

AS AUTHORIZED BY SECTION 2-105(c) OF

THE MARYLAND GENERAL CORPORATION LAW

     T. ROWE PRICE NEW INCOME FUND, INC, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     SECOND: The Board of Directors of the Corporation has:

  (a)Duly increased the total number of shares of capital stock that the Corporation has authority to issue from 300,000,000 shares, par value $1.00 per share, to 1,000,000,000 shares, par value $1.00 per share.
  (b)Duly divided and classified all of the authorized 1,000,000,000 shares of the Companys capital stock, par value $1.00 per share, into the following classes on the dates indicated in the parenthesis following the names of the respective classes: T. Rowe Price New Income Fund (August 14, 1973), T. Rowe Price New Income Fund Advisor Class (September 6, 2002) and T. Rowe Price New Income Fund R Class (September 6, 2002). Each such class shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation then issued and outstanding of all other classes.

     THIRD: As of immediately before the increase and reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 300,000,000, par value $1.00 per share, having an aggregate par value of $300,000,000.

     FOURTH: As increased and reclassified, the total number of shares of capital stock which the Corporation has authority to issue is 1,000,000,000, par value $1.00 per share, having an aggregate par value of $1,000,000,000.

     FIFTH: Each newly authorized share of capital stock, par value $1.00 per share, shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable to such shares as set forth in the Charter, as amended and supplemented to date.

     SIXTH: The total number of shares of capital stock that the Corporation has authority to issue has been increased pursuant to authority expressly vested in the Board of Directors by Section 2-105(c) of the Maryland General Corporation Law and in accordance with Article Eighth of the Charter of the Corporation.

     SEVENTH: These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

      IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this 30th day of June, 2005.

T. ROWE PRICE NEW INCOME FUND, INC.
By: /s/ Henry H. Hopkins
Henry H. Hopkins, Vice President
WITNESS:
/s/ Patricia S. LippertPatricia
S. Lippert, Secretary

      THE UNDERSIGNED, Vice President of T. Rowe Price New Income Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his or her knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Henry H. Hopkins
Henry H. Hopkins, Vice President
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